Exhibit 4.1
EXECUTION COPY
AMENDMENT NO. 1 TO RIGHTS AGREEMENT
          This Amendment No. 1 to Rights Agreement (this “Amendment”), dated as of July 24, 2007, between PRA International, a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, as Rights Agent (the “Rights Agent”), amends that certain Rights Agreement, dated as of March 23, 2007 (the “Rights Agreement”).
          The Company and the Rights Agent have heretofore executed and entered into the Rights Agreement. Pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof and the Company desires and directs the Rights Agent to so amend the Rights Agreement. All acts and things necessary to make this Amendment a valid agreement according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects authorized by the Company and the Rights Agent.
          In consideration of the foregoing premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereto agree as follows:
          1. Section 1 of the Rights Agreement is hereby amended by adding as the final sentence to the definition of “Acquiring Person” the following:
“Notwithstanding the foregoing, GG Holdings I, Inc., a Delaware corporation (“Parent”), or any Affiliate or Associate thereof, including GG Merger Sub I, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), shall not become an “Acquiring Person” as a result of (i) the approval, execution or delivery of that certain Agreement and Plan of Merger dated as of July 24, 2007 (as the same may be amended from time to time, the “Merger Agreement”), by and among the Company, Parent and Merger Sub, including the approval, execution and delivery of any amendments thereto, (ii) the consummation of the Merger (as such term is defined in the Merger Agreement), (iii) the acceptance for payment and purchase or exchange of Common Shares pursuant to the Merger Agreement, (iv) the announcement of the Merger Agreement or the Merger (as such term is defined in the Merger Agreement) or (v) the consummation of any other transaction contemplated by the Merger Agreement.”
          2. Section 1 of the Rights Agreement is further amended by adding as the final sentence to the definition of “Stock Acquisition Date” the following:
“Notwithstanding anything in the Agreement to the contrary, no Stock Acquisition Date shall be deemed to have occurred solely as a result of (i) the approval, execution or delivery of the Merger Agreement, including the approval, execution and delivery of any amendments thereto, (ii) the consummation of the Merger (as such term is defined in the Merger Agreement), (iii) the acceptance for payment and purchase or exchange of Common Shares pursuant to the Merger Agreement, (iv) the announcement of the Merger Agreement or the Merger (as such term is defined in the Merger Agreement) or (v) the consummation of any other transaction contemplated by the Merger Agreement (as defined in the Merger Agreement).”
          3. Section 3(a) of the Rights Agreement is further amended by adding as the final sentence thereto the following:
“Notwithstanding anything in this Agreement to the contrary, no Distribution Date shall be deemed to have occurred solely as a result of (i) the approval, execution or delivery of the Merger Agreement, including the approval, execution and delivery of any amendments thereto, (ii) the consummation of the Merger (as such term is defined in the Merger Agreement), (iii) the acceptance for payment and purchase or exchange of Common Shares pursuant to the Merger Agreement, (iv) the announcement of the Merger Agreement or the Merger (as such term is defined in the Merger Agreement) or (v) the consummation of any other transaction contemplated by the Merger Agreement.”
          4. Section 7(a) of the Rights Agreement is further amended by adding as the final sentence thereto the following:
“Notwithstanding anything in this Agreement to the contrary, no Distribution Date shall be deemed to have occurred solely as a result of (i) the approval, execution or delivery of the Merger Agreement, including the approval, execution and delivery of any amendments thereto, (ii) the consummation of the Merger (as such term is defined in the Merger Agreement), (iii) the acceptance for payment and purchase or exchange of Common Shares pursuant to the Merger Agreement, (iv) the announcement of the Merger Agreement or the Merger (as such term is defined in the Merger Agreement) or (v) the consummation of any other transaction contemplated by the Merger Agreement.”
          5. Section 11(a)(ii) of the Rights Agreement is hereby amended by adding as the final sentence thereto the following:
“Notwithstanding the foregoing, Parent shall not become an Acquiring Person as a result of (i) the approval, execution or delivery of the Merger Agreement, including the approval, execution and delivery of any amendments thereto, (ii) the consummation of the Merger (as such term is defined in the Merger Agreement), (iii) the acceptance for payment and purchase or exchange of Common Shares pursuant to the Merger Agreement, (iv) the announcement of the Merger Agreement or the Merger (as such term is defined in the Merger Agreement) or (v) the consummation of any other transaction contemplated by the Merger Agreement.”
          6. Section 13 of the Rights Agreement is hereby amended by adding as the final sentence thereto the following:
“Notwithstanding anything in this Agreement to the contrary, no transaction described in clauses (a), (b) or (c) of this Section 13 shall be deemed to have occurred solely as a result of (i) the approval, execution or delivery of the Merger Agreement, including the approval, execution and delivery of any amendments thereto, (ii) the consummation of the Merger (as such term is defined in the Merger Agreement), (iii) the acceptance for payment and purchase or exchange of Common Shares pursuant to the Merger Agreement, (iv) the announcement of the Merger Agreement or the Merger (as such term is defined in the Merger Agreement) or (v) the consummation of any other transaction contemplated by the Merger Agreement.”
          7. A new Section 34 shall be added and shall read as follows:
“Section 34. Termination. Immediately prior to the Merger Effective Time (as such term is defined in the Merger Agreement), this Agreement shall be terminated and all outstanding Rights shall expire.”
          8. Except as expressly amended hereby, the Rights Agreement remains in full force and effect in accordance with its terms.
          9. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.
          10. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same instrument.
          11. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.
          12. Capitalized terms used herein but not defined shall have the meanings given to them in the Rights Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Rights Agreement to be duly executed as of the day and year first above written.

PRA INTERNATIONAL

By:	/s/ Terrance J. Bieker Name: Terrance J. Bieker Title: Chief Executive Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, as Rights Agent

By:	/s/ Herbert J. Lemmer

Name: Herbert J. Lemmer Title: Vice President